EX-99.77C  VOTES

Shareholder Voting Results

     On April 17, 2000, a special meeting of shareholders of Advantus Enterprise Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 2,613,341          9,455
Ellen S. Berscheid                               2,613,494          9,302
Ralph D. Ebbott                                  2,613,551          9,245
Frederick P. Feuerherm                           2,613,551          9,245
William N. Westhoff                              2,613,551          9,245

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       2,449,993      5,773      11,866

B.  Modify policy regarding concentration
in a particular industry                    2,451,905      4,322      11,406

C.  Modify policy regarding investments
in real estate and commodities              2,452,213      4,057      11,363

D.  Modify policy regarding lending         2,451,327      4,950      11,356

E.  Eliminate policy restricting
the pledging of assets                      2,450,347      5,452      11,834

F.  Eliminate policy restricting
margin purchases and short sales            2,449,372      6,570      11,691

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   2,450,558      5,190      11,884

(4)  To approve a new sub-advisory
agreement with Credit Suisse Asset
Management, LLC, as described in
the proxy statement                         2,451,325      3,950      12,358

(5)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    2,608,859      1,685      12,252